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EXHIBIT 23.1

Independent Auditors' Consent

To the Board of Directors
Nextel Partners, Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 333-109988 and 333-106352) on Form S-3 and (Nos. 333-34724 and 333-99017) on Form S-8 of Nextel Partners, Inc. of our report dated January 30, 2004, with respect to the consolidated balance sheets of Nextel Partners, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, which report appears in the December 31, 2003, annual report on Form 10-K of Nextel Partners, Inc.

        Our report refers to our audit of the disclosures added to revise the 2001 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles Assets which was adopted by Nextel Partners, Inc. as of January 1, 2002, as more fully as described in Note 1 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

        Our report refers to the adoption by Nextel Partners, Inc. of the provisions of Emerging Issues Task Force Opinion No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables and Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003.

/s/ KPMG LLP Seattle, Washington March 11, 2004

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Independent Auditors' Consent